SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 2, 2010
Ciena Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-21969 (Commission File Number)	23-2725311 (IRS Employer Identification No.)

1201 Winterson Road Linthicum, MD (Address of Principal Executive Offices)	21090 (Zip Code)
Registrant’s telephone number, including area code: (410) 865-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	— COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     (e) On February 2, 2010, Ciena entered into an agreement with Arthur D. Smith, Ph.D., Senior Vice President and Chief Integration Officer. Dr. Smith is currently leading the integration effort relating to Ciena’s pending acquisition of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business. The agreement provides certain compensation benefits in the event that Dr. Smith elects to resign his employment with Ciena on or after July 31, 2010 (or such earlier date as may be mutually agreed between Ciena and Dr. Smith) but prior to December 31, 2010 (the “resignation date”). For the period between Dr. Smith’s resignation date and the earlier of (i) December 31, 2010, or (ii) such date on which he obtains employment with a third party (the “separation date”), Dr. Smith will be entitled to continue to receive his current salary and benefits; to participate in Ciena’s incentive bonus plan; and to vest as to his outstanding equity awards in accordance with their existing terms.
     Under the agreement, in the event of Dr. Smith’s resignation, Ciena will make a lump sum severance payment to Dr. Smith upon the separation date equal to his $350,000 annual salary, plus an annualized bonus payment under Ciena’s incentive bonus plan equaling 75% of his base salary. The amount of this lump sum payment will be reduced to reflect any payment of salary and bonus to Dr. Smith between his resignation date and the separation date. In addition, Ciena will continue to provide Dr. Smith with medical, dental and vision benefits until the separation date and coverage under Ciena’s directors and officers insurance policy, and will reimburse Dr. Smith for certain tax preparation and financial planning services. The compensation benefits above are subject to Dr. Smith having provided a general release of claims against Ciena and his compliance with a one-year non-competition and non-solicitation covenant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIENA CORPORATION
Date: February 5, 2010	By:	/S/ David M. Rothenstein
		Name:	David M. Rothenstein
		Title:	Senior Vice President, General Counsel and Secretary